SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2006

CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 – 120th Avenue NE

Kirkland, Washington  98033

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Celebrate Express, Inc. (the “Company”) has entered into an employment offer letter with Ms. Lisa Tuttle in connection with her employment as Vice President, Information Technology. Under the terms of the offer letter, the Company agreed to pay Ms. Tuttle an annual base salary of $180,000 and an annual bonus of up to $36,000. The Company also agreed to grant Ms. Tuttle stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 30,000 shares of the Company’s common stock, which will vest over a period of four years from the date of the grant. Ms. Tuttle’s employment is at-will and the Company does not expect to enter into an employment agreement with her.

Item 7.01	Regulation FD

By means of this Report on Form 8-K, the Company has announced the appointment of Ms. Lisa Tuttle as Vice President, Information Technology. Ms. Tuttle started with the Company on September 11, 2006.

Ms. Tuttle has over 20 years experience in software development and information technology. Prior to joining the Company, Ms. Tuttle was an executive with Getty Images, Inc., a provider of imagery, film and digital services. From 1998-2005, Ms. Tuttle held a number of executive positions at Getty Images, including most recently as Vice President, Application Development. From 1995 to 1998, Ms. Tuttle was a Research and Development Project Manager in the Laserjet Division at Hewlett-Packard Corporation. Prior to 1995, Ms. Tuttle held technology and software development positions with ElseWare Corp., Aldus Corp., and ESCA Corp. Ms. Tuttle holds a Masters of Science in Industrial Engineering from The Ohio State University and a Bachelors of Arts from Mansfield University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2006	CELEBRATE EXPRESS, INC.

By:	/s/ Darin L. White
Darin L. White
Vice President, Finance